United Heritage Corporation Has Executed a Securities Purchase Agreement and Consulting Agreement
Thursday November 29, 10:02 am ET

Securities Sale Raises $600,000 for General Corporate Purposes and Development of Wardlaw Field Consulting Duties Include Reservoir Analysis, Geological and Engineering Advice

MIDLAND, Texas, Nov. 29 /PRNewswire-FirstCall/ -- United Heritage Corporation (Nasdaq: UHCP - News), a public company involved in the development of medium gravity crude oil assets, announced today that it has entered into a securities sales agreement with certain private investors and a consulting agreement with two privately held companies, DK True Energy Development Ltd. and RTP Secure Energy Corp. The securities sale has raised $600,000, and the proceeds will be used for general corporate purposes and to initiate a pilot project in the Wardlaw Field.

DK True Energy Development is a company controlled by David Kahn. Mr. Kahn is a reservoir engineer with 20 years experience in heavy oil projects with Texaco and Baker Hughes. More recently, he was a principal in development stage heavy oil companies that engaged in merger and acquisition transactions with Megawest Energy Inc., a heavy oil bulletin board stock, and Pearl Exploration and Production Ltd., a Canadian-based oil and gas company whose common shares are traded on the TSX Venture Exchange. RTP Secure Energy is a consulting company controlled by Raymond T. Pirraglia. Mr. Pirraglia, a business attorney with over 25 years experience, has worked with oil and gas companies in mergers, acquisitions and other transactions in recent years. He has been a principal with Mr. Kahn in the development, acquisition and disposition of certain heavy oil assets and companies.

The securities sales agreement provides for the issuance of a minimum of 21 units and a maximum of 25 units to investors, at a price of $24,000/unit, with each unit consisting of 32,000 shares of common stock and a callable 5-year warrant to purchase up to 52,253 shares of common stock, at an exercise price of $1.40/share, for aggregate gross proceeds of up to $600,000. The Company will be obligated to register up to 1,306,325 shares underlying the investor warrants, subject to compliance with SEC Rule 415 under the Securities Act of 1933.

With regard to the investor warrants, the vested portion is callable by the Company from time to time after December 31, 2007 if the stock trades at or above $3.00/share for 20 consecutive trading days; investors will have 10 trading days in which to exercise after a call, after which the Company may cancel the vested portion of the warrant. The investor warrants are subject to shareholder approval, and may not be exercised until shareholder approval is obtained (in compliance with NASDAQ 20% rule). Investor warrants may be exercised on a cashless basis at the election of the holder, with fair market value being the trailing 30 day average closing price.

DK True Energy Development and RTP Secure Energy Corp have entered into a twelve-month consulting agreement with the Company to provide the services of David Kahn and others to assist and advise on the development of Wardlaw Field. The services include, but are not limited to, reservoir analysis, geological and engineering expertise, as required and reasonably requested from time to time by the Company, to assist the Company with respect to:

(i) Reviewing technical data and providing advice regarding the development of the Company's Wardlaw Field;

(ii) Identifying and introducing the Company to management candidates, including prospective members of the Company's Board of Directors and officers, which resulted in the hiring of Paul Watson and Geoff Beatson;

(iii) Developing a pilot project for production of the Wardlaw Field;

(iv) Producing a detailed development plan for the full production of the Wardlaw Field; and

(v) Other related matters.

The Company anticipates that geological and engineering activities will begin before the end of the year.

In lieu of cash compensation, the consultants will receive 5-year warrants to purchase up to a total of 9,000,000 shares, at an exercise price of $1.05/share, exercisable only on a cashless basis (such that fewer than 9,000,000 shares will be issued) after December 31, 2007. All consultant warrant shares are subject to shareholder approval (in compliance with NASDAQ 20% rule). 1,147,500 warrant shares will vest upon receipt of shareholder approval. 2,452,500 warrant shares will vest upon the company's announcement that it is moving forward with a development program of the Wardlaw Field based on the results of the pilot project. 5,400,000 warrant shares will vest at the rate of 675,000 shares for each increase of an average of 250 barrels of oil per day produced by the Company in any calendar month following the warrant issue date. All warrant shares will vest upon a change in control of the Company. The Company will be obligated to register 6,500,000 of the consultant warrant shares, subject to compliance with SEC Rule 415 under the Securities Act.

United Heritage has four leases covering 10,500 acres in Edwards County, Texas. The Wardlaw Field contains 130 wells on the property. The Company has a 100% gross working interest in both leases. The Wardlaw Field lies in the southeast portion of the Val Verde Basin.

A report published by J.R. Butler & Co. in 1984 estimated 168 million barrels of oil in place on the property. The oil is categorized as "medium crude"; the deposits are in the light gravity range of heavy oil at 14-25 API gravity. The Company believes that ultimate recovery could be in excess of 30%.

About United Heritage Corporation

United Heritage Corporation, founded in 1981 and based in Midland, TX, is focused on the development of on-shore oil and gas assets. The company has four leases covering 10,500 acres in the Wardlaw Field located in Edwards County, TX. Management believes this acreage possesses immense potential, as there has already been oil production from the field, and expects to complete a pilot project on this acreage during the first quarter of 2008.

Private Securities Litigation Reform Act Safe Harbor Statement:

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries' operations include without limitations, continued value of our real estate portfolio, the strength of the real estate market in Houston, Texas, as a whole, continued acceptance of the Company's products and services, increased levels of competition, new products and technology changes, the dependence upon financing, third party suppliers and intellectual property rights, the rules of regulatory authorities and risks associated with any potential acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof.

1310 West Wall, Suite A
Midland, Texas 79701
Joseph "Chip" Langston Jr.
432-687-1131